EXHIBIT 99.(a)(1)(E)

ALSIUS CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

CONFIRMATION OF RECEIPT OF LETTER OF TRANSMITTAL

This confirms our receipt of your Letter of Transmittal, which sets forth your election to exchange some or all of your outstanding options pursuant to Alsius Corporation's Offer to Exchange Certain Outstanding Options to Purchase Common Stock dated June 16, 2008 (the "Offer"). This does not serve as a formal acceptance by Alsius Corporation (the "Company") of your options designated on your Letter of Transmittal for exchange. The procedure for the Company's acceptance of options for exchange is described in the Offer previously made available to you.

Your election to exchange your options may be withdrawn or changed at any time prior to 5:00 p.m. Pacific Daylight Time on July 25, 2008, the Expiration Date of the Offer, unless extended by the Company. Withdrawals must be submitted to the Company on the Notice of Withdrawal as described in the Section 3 of the Offer.

If you have any questions about the Offer, please contact Brett Scott (Chief Financial Officer) at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, (949) 453-0150.

ALSIUS CORPORATION
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

This confirms our receipt of your Notice of Withdrawal rejecting Alsius Corporation's Offer to Exchange Certain Outstanding Options to Purchase Common Stock dated June 16, 2008 (the "Offer") and nullifying your previously submitted Letter of Transmittal. Please note that the Notice of Withdrawal completely withdraws you from the Offer and cannot be used to make changes to your previously submitted Letter of Transmittal. If you would like to change your election with respect to your options, you should submit a new Letter of Transmittal.

If you change your mind and would like to re-accept the Offer, complete and deliver a new Letter of Transmittal to the Company at any time prior to 5:00 p.m. Pacific Daylight Time on July 25, 2008, unless the offer is extended.

If you have any questions about the Offer, please contact Brett Scott (Chief Financial Officer) at the Company at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, (949) 453-0150.